Exhibit 10.34

Named Executive Officer Compensation Information – 2010 Salaries and Target Bonus Percentages

The table below provides information regarding the annual base salaries and target bonus percentages for the Company’s 2009 named executive officers for the 2010 performance period:

Named Executive Officer	2010 Annual Base Salary	2010 Target Bonus Percentage (1)
Ronald W. Barrett, PhD Chief Executive Officer	$525,000	90%
William G. Harris Senior Vice President of Finance and Chief Financial Officer	$342,000	40%
William J. Rieflin President	$410,000	60%
Vincent J. Angotti Senior Vice President, Chief Commercialization Officer	$395,000	40%
David R. Savello, PhD Senior Vice President of Development	$342,500	40%

(1)	Represents a percentage of 2010 annual base salary pursuant to the terms and conditions of the XenoPort, Inc. Corporate Bonus Plan.